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                                                                                     Exhibit 12(c)

                        Entergy Louisiana, Inc.
        Computation of Ratios of Earnings to Fixed Charges and
 Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                                1993      1994     1995      1996      1997      1998
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Fixed charges, as defined:
Total Interest                                                 $136,957 $136,444  $136,901  $132,412  $128,900  $122,890
  Interest applicable to rentals                                  8,519    8,332     9,332    10,601     9,203     9,564
                                                               ---------------------------------------------------------
Total fixed charges, as defined                                 145,476  144,776   146,233   143,013   138,103   132,454

Preferred dividends, as defined (a)                              40,779   29,171    32,847    28,234    22,103    20,925
                                                               ---------------------------------------------------------

Combined fixed charges and preferred dividends, as defined     $186,255 $173,947  $179,080  $171,247  $160,206  $153,379
                                                               =========================================================
Earnings as defined:

  Net Income                                                   $188,808 $213,839  $201,537  $190,762  $141,757  $179,487
  Add:
    Provision for income taxes:
Total Taxes                                                     110,813   63,288   117,114   118,559    98,965   109,104
    Fixed charges as above                                      145,476  144,776   146,233   143,013   138,103   132,454
                                                               ---------------------------------------------------------

Total earnings, as defined                                     $445,097 $421,903  $464,884  $452,334  $378,825  $421,045
                                                               =========================================================

Ratio of earnings to fixed charges, as defined                     3.06     2.91      3.18      3.16      2.74      3.18
                                                               =========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                   2.39     2.43      2.60      2.64      2.36      2.75
                                                               =========================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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